UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2009

OLD NATIONAL BANCORP
(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	001-15817 (Commission File Number)	35-1539838 (IRS Employer Identification No.)

One Main Street
Evansville, IN 47708
(Address of principal executive offices, including zip code)

(812) 464-1294
(Registrant's Telephone Number, Including Area Code)
________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

__ Written communications pursuant to Rule 425 under the Securities Act

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2009, the Board of Directors of Old National Bancorp (the "Company"), upon recommendation of the Compensation and Management Development Committee of the Board (the "Compensation Committee") took several actions with respect to incentive compensation for the Company's Chief Executive Officer, Chief Financial Officer and other executive officers named in the compensation discussion included in the Company's proxy statement for its annual meeting held in 2008 (collectively, the "Named Executive Officers") and other executive officers. The actions taken include the establishment of performance goals and potential awards for fiscal year 2009 under the Company's Short-Term Incentive Compensation Plan for Key Executives, and the grant of long-term incentive awards under the Company's 2008 Incentive Compensation Plan in the form of performance shares, service-based restricted stock and non-qualified stock options.

Short-Term Incentive Compensation Plan

On January 29, 2009, the Board of Directors of the Company, upon recommendation of the Compensation Committee, established the performance goals and potential awards for the Named Executive Officers with respect to fiscal year 2009 under the Company's Short-Term Incentive Compensation Plan for Key Executives ("STIP"). For 2009, the incentive bonus paid under the STIP will be based on the level of achievement of the Company's earnings per share. Target awards for executive officers range from 40% to 75% of base salary, and maximum awards range from 80% to 150% of base salary.

Long-Term Incentive Awards

On January 29, 2009, the Board of Directors of the Company, upon recommendation of the Compensation Committee, approved the grant of performance shares, service-based restricted stock awards and non-qualified stock options to each of the Named Executive Officers pursuant to the Company's 2008 Incentive Compensation Plan.

There were two categories of performance shares granted to Named Executive Officers. The first set of performance shares are payable to the Named Executive Officers based on the collective results of the following three performance factors from January 1, 2009 through December 31, 2011 (the "Performance Period"): Earnings Per Share Growth; Total Revenue Growth; and Net Charge-Off Ratio. The other category of performance shares will be payable to the Named Executive Officers based on the collective results of the following four relative performance factors during the Performance Period as measured against a comparator "Peer" group: EPS Diluted - Excluding Extraordinary Items Growth (as defined below), Total Revenue Growth, Net Charge Off Ratio and Total Shareholder Return. EPS Diluted - Excluding Extraordinary Items represents earnings per share after allowing for the conversion of convertible senior stock and debt, and the exercise of warrants, options outstanding, and agreements for issuance of common shares upon satisfaction of certain conditions. EPS Diluted - Excluding Extraordinary Items is calculated in accordance with Accounting Principles Board Opinion No. 15 and excludes extraordinary items and discontinued operations. The value of the performance shares that is presented in the table below is the value that will be earned if the Company achieves the targeted levels. If the Company performs in relation to the financial factors at levels that exceed the targeted levels, the value of the performance shares presented in the table below could be greater than that presented, but not more than 200% of such amounts.

The service-based restricted stock awards were granted to the Named Executive Officers, with the exeption of the Chief Executive Officer. These awards will vest annually in three approximately equal installments (33.3%, 33.3%, 33.4%) over a three-year period ending February 1, 2012, subject to the continued employment of the Named Executive Officer.

The non-qualified stock options were granted at an exercise price of $13.31 (the closing price of the Company's common stock on the date of the grant) and will vest annually in three approximately equal installments (33.3%, 33.3%, 34.4%) over a three-year period ending February 1, 2012.

The following table sets forth information regarding the individual grants of restricted stock and stock options for each of the Named Executive Officers:

Named Executive Officer	Value of Performance-Shares(1)(2)	Value of Service-Based Restricted Stock(1)	Number of Stock Options
Robert G. Jones	$409,948		49,000
Barbara A. Murphy	$31,279	$62,557	15,000
Christopher A. Wolking	$31,279	$62,557	15,000
Annette W. Hudgions	$16,105	$29,282	7,000
Daryl D. Moore	$19,300	$38,599	9,000

(1) Based on the closing price of the Company's stock on the date of grant $13.31.

(2) As discussed above, the values of performance shares are presented assuming the Company achieves targeted levels of financial performance established by the awards; if the Company performs better than established by the targeted measures, then additional shares could be issued under such awards, but not more than 200% of the values set forth above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Old National Bancorp
(Registrant)

Date: February 4, 2009

By: /s/ Jeffrey L. Knight
Jeffrey L. Knight
Executive Vice President and Chief Legal Officer